Exhibit 99.1

NEWS RELEASE

18-05-095

2907 Butterfield Road

Oak Brook, Ill. 60523

www.inland-western.com

FOR IMMEDIATE RELEASE

Contact:	Georganne Palffy, The Inland Real Estate Group of Companies, Inc. (Analysts)
(630) 218-8000 Ext 2358 or palffy@inlandgroup.com
Darryl Cater, The Inland Real Estate Group of Companies, Inc. (Media)
(630) 218-8000 Ext. 4896 or cater@inlandgroup.com

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

ANNOUNCES $500 MILLION JOINT VENTURE WITH JULIET COMPANIES

Oak Brook, Ill.  January 14, 2008 — Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) today announced that it has entered into a strategic $500 million joint venture with Juliet Companies to develop multi-tenant retail properties located in major MSAs throughout the Western United States.  Juliet Companies, a full-service developer focused on retail projects in the Western United States, is an existing joint venture partner with Inland Western in Lake Mead Crossing, a development located in Henderson, Nevada.  The 770,000-square foot Target-anchored power center broke ground in the third quarter of 2007 and currently has approximately 80 percent of the leasable area signed with letters of intent.

Under the terms of the agreement, Inland Western will contribute 90 percent of the equity, or up to $112.5 million, to the venture and will receive fees including property management, development and leasing fees as well as a promoted interest in each project.

 “We are pleased to enter into this agreement with Juliet Companies who bring local expertise and a solid track record of successful retail projects in the Las Vegas area,” commented Michael J. O’Hanlon, chief executive officer of Inland Western.  “This joint venture underscores our commitment to expand upon our diversified strategy to grow the business in targeted markets.”

Inland Western Retail Real Estate Trust, Inc. is a real estate investment trust focused on the acquisition, development and management of retail properties, including lifestyle, power, neighborhood and community centers, in addition to single-user net lease properties in locations demonstrating solid demographics.  As of September 30, 2007, the portfolio consisted of 305 properties totaling approximately 46.2 million square feet, located in 38 states.  Inland Western is one of four REITs that are, or have been, sponsored by affiliates of The Inland Real Estate Group of Companies, Inc., which collectively owns and manages over $20 billion in assets.  For further information, please see the company website at www.inland-western.com.

Las Vegas owned and operated since 1986, Juliet Companies is a full service development company with extensive experience in the development, construction and management of residential and commercial real estate.  Over the past several years, Juliet Companies has expanded upon its impressive track record with the development of several retail power centers anchored by nationally recognized tenants.  Juliet Companies’ main office is located at 8375 West Flamingo Road in Las Vegas.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2006, and each Quarterly Report on Form 10-Q filed thereafter.  Inland Western Retail Real Estate Trust, Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.